As filed with the Securities and Exchange Commission on December 13, 2024

Registration No. 333-264294

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 4
TO FORM F-1
ON
FORM F-3
REGISTRATION STATEMENT NO. 333-264294
UNDER
THE SECURITIES ACT OF 1933
PropertyGuru Group Limited
(Exact name of registrant as specified in its charter)
Not Applicable
(Translation of registrant’s name into English)

Cayman Islands (State or other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

Paya Lebar Quarter
1 Paya Lebar Link
#12-01/04
Singapore 408533
+65 6238 5971
(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738-6680
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY STATEMENT - DEREGISTRATION OF SECURITIES

PropertyGuru Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Registrant”), is filing this Post-Effective Amendment No. 4 (this “Post-Effective Amendment”) to the following registration statement (the “Registration Statement”) to deregister any and all remaining unsold securities originally registered by the Registrant pursuant to the Registration Statement:

•
Registration Statement No. 333-264294 on Form F-1 filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2022, which was declared effective by the Commission on June 1, 2022; as amended by that certain Post-Effective Amendment No. 1 to the Registration Statement, filed with the Commission on September 30, 2022, which was declared effective by the Commission on October 7, 2022, that certain Post-Effective Amendment No. 2 to the Registration Statement, filed with the Commission on March 15, 2023, which was declared effective by the Commission on March 21, 2023 and that certain Post-Effective Amendment No. 3 to the Registration Statement, filed with the Commission on July 13, 2023, which converted the Registration Statement on Form F-1 into a Registration Statement on Form F-3 and which was declared effective by the Commission on July 24, 2023, with respect to the registration of (i) the issuance of up to 15,795,035 ordinary shares of the Registrant, par value $0.0001 per share (“Ordinary Shares”) and (ii) the offer and sale from time to time by the selling securityholders named therein of (a) up to 162,153,490 Ordinary Shares and (b) up to 12,960,000 warrants to purchase Ordinary Shares.

On August 16, 2024, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hedychium Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Hedychium Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”).

On December 13, 2024 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant being the surviving company (as defined in Part XVI of the Companies Act (as amended) of the Cayman Islands) and becoming a wholly owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on December 13, 2024.

PROPERTYGURU GROUP LIMITED

By:	/s/ Hari V. Krishnan
Name:	Hari V. Krishnan
Title:	Chief Executive Officer and Managing Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.